Filed Pursuant to Rule 433

Registration Nos.: 333-209768 and 333-209768-04

*Full Pxing* $1.047BN+ Nissan Auto Lease Trust Series 2017-A

Jt. Leads:    Citi, HSBC, SMBC Nikko

Co-Managers:    Lloyds, Mizuho, Scotia Bank, TD Securities

Class	Amt($mm)	M/F**	WAL	E.FN	L.FN	Bench		Spread	Yld	Cpn	Px
A-1	152.00	P-1/F1+	0.25	12/17	06/15/18	*Not Offered	*
A-2a	300.00	Aaa/AAA	1.21	03/19	09/16/19	EDSF		+20	1.650%	1.64	99.99483
A-2b	250.00	Aaa/AAA	1.21	03/19	09/16/19	1mL		+20	—		100.00000
A-3	400.00	Aaa/AAA	1.97	09/19	04/15/20	EDSF		+38	1.927%	1.91	99.98207
A-4	97.30	Aaa/AAA	2.30	11/19	09/15/22	iSwps		+48	2.049%	2.04	99.99934

**	Expected Ratings

Ticker:	NALT 2017-A	ERISA Eligible:	Yes
Expected Ratings:	Moody’s, Fitch
Pxg Speed:	75% PPC to maturity	Settle:	06/28/17
Bill & Deliver:	Citi	First Pay:	07/17/17
Min Denoms:	$25K x $1K	Registration:	Public

-Available Information-

* Preliminary Prospectus, Ratings FWP, CDI file (attached)

* Intex Deal Name:    XNAL17A            Password:    YVAY

* Link:

https://urldefense.proofpoint.com/v2/url?u=http-3A__www.dealroadshow.com&d=DwIGaQ&c=j-EkbjBYwkAB4f8ZbVn1Fw&r=5Ul-kPw-p9qjAYsDUkB2xTVAk9R4487OkyquYXd61Pg&m=xDXdcOYx3QjOWB4aNARIeoPNObD0TimRjUxVLQFoJFU&s=jH3f4bjG2dqFFfnFB0ocMa-66qActCtggHjkYaBUNIY&e=

Passcode: NALT17A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at https://urldefense.proofpoint.com/v2/url?u=http-3A__www.sec.gov&d=DwIGaQ&c=j-EkbjBYwkAB4f8ZbVn1Fw&r=5Ul-kPw-p9qjAYsDUkB2xTVAk9R4487OkyquYXd61Pg&m=xDXdcOYx3QjOWB4aNARIeoPNObD0TimRjUxVLQFoJFU&s=I6rjP4qrkjs4xgBFKILeSTeld30d757JJQmiHOYzpcg&e= . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.